Exhibit 3.1

CERTIFICATE OF TRUST
OF
GOLUB CAPITAL PRIVATE INCOME FUND I

THIS CERTIFICATE OF TRUST of Golub Capital Private Income Fund I (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.       Name. The name of the statutory trust formed by this Certificate of Trust is Golub Capital Private Income Fund I.

2.       Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is the Corporation Trust Company.

3.       Investment Company. The Trust will be regulated as a business development company under the Investment Company Act of 1940, as amended.

4.       Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Thomas J. Shinnick
Thomas J. Shinnick, not in his individual capacity but solely as trustee